Exhibit 99.1

For immediate release

Endeavour Announces Board Membership Changes

Houston, September 12, 2012 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that Ashok Nayyar has been appointed to a position on the company’s board of directors. He will serve as a non-independent director and as a member of the Technology & Reserves Committee.

“Ashok’s experience in the energy industry and in-depth knowledge of the financial markets and Endeavour will add real value to the company,” said William L. Transier, chairman, chief executive officer and president.

Nayyar is the Founding Partner and Chief Investment Officer of Cyan Partners, LP, a middle market direct lending fund. He has over 18 years of bulge-bracket finance experience and was the co-head of Global Leveraged Finance at Morgan Stanley from 2006 to 2008. There, he was responsible for leveraged loans, high yield bonds, mezzanine debt, asset-based loans and debtor -in-possession lending. Prior to his time at Morgan Stanley, Nayyar was at Citigroup and Salomon Brothers where he served in the Leveraged Finance groups.

He holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. in Economics from Columbia University.

Endeavour also announced the resignation of Leiv L. Nergaard from the company’s board of directors as a result of his on-going business and personal activities in Norway. Nergaard, as an independent director, served on the Audit and Nominating & Corporate Governance committees.

“Leiv joined us when Endeavour had Norwegian operations. After we sold those assets in 2009, he remained committed to the company’s growth and has been a valuable member of our board during the development of the company,” said Transier. “We appreciate his service over the last four years.”

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

For further information:

Endeavour – Investor Relations
Mike Kirksey	713-307-8700
Darcey Matthews	713-307-8711